UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-67249

 POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-53523

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-53525
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-63032

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-83897

UNDER
THE SECURITIES ACT OF 1933

Reebok International Ltd.
(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS	04-2678061
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1895 J.W. Foster Boulevard

Canton, Massachusetts 02021
(Address of Principal Executive Offices)

1994 EQUITY INCENTIVE PLAN

EQUITY AND DEFERRED COMPENSATION PLAN FOR DIRECTORS
1987 EMPLOYEE STOCK PURCHASE PLAN

2001 EQUITY INCENTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

DAVID A. PACE
Senior Vice President and General Counsel
Reebok International Ltd.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
(781) 401-5000

(Name, address, and telephone number, including area code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”):

File No. 333-67249, pertaining to the registration of 4,500,000 shares of the Registrant’s common stock, par value $.01 per share, issuable under the Registrant’s 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on November 13, 1998.

 File No. 333-53523, pertaining to the registration of 2,713,373 shares of common stock, par value $.01 issuable under the Registrant’s 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on May 6, 1994.

                File No. 33-53525, pertaining to the registration 214,998 shares of common stock issuable under the Registrant’s Equity Deferred Compensation Plan for Directors, which was filed with the Securities and Exchange Commission on May 6, 1994.

                 File No. 333-63032, pertaining to the registration of 5,000,000 shares of common stock, issuable under the 2001 Equity Incentive Plan and Director Deferred Compensation Plan, which was filed with the Securities and Exchange Commission on June 14, 2001.

                File No. 333-83897, pertaining to the registration of 1,000,000 shares of common stock, issuable under the 1987 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on July 28, 1999.

On August 2, 2005, the Registrant entered into an Agreement and Plan of Merger (as amended the “Merger Agreement”) among the Registrant, adidas-Saloman AG (“adidas”) and Ruby Merger Corporation, a wholly owned subsidiary of adidas (“Merger Sub”) pursuant to which Merger Sub will be merged with and into the Registrant (the “Merger”), and the Registrant will be the surviving corporation in the Merger. The closing for the Merger (the “Closing”) has occurred, and the Merger became effective [January 31], 2006 pursuant to Articles of Merger filed on the same date with the Secretary of State of the Commonwealth of Massachusetts.

Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the 1994 Equity Incentive Plan, Equity Deferred Compensation Plan for Directors, 1987 Employee Stock Purchase Agreement and 2001 Equity Incentive and Director Deferred Compensation Plan (collectively, the “Plans”) and registered under the Registration Statements on Forms S-8 listed above, filed with Securities and Exchange Commission on the dates listed above, which have not been issued. The Plans, pursuant to which shares would have been issued, have been terminated and no additional shares may be issued or sold under such plans.  There are no outstanding stock options as of the date hereof.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts.

REEBOK INTERNATIONAL LTD.

By:	/s/ Kenneth I. Watchmaker
Kenneth I. Watchmaker
President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated:  March 3, 2006

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registration statements on Form S-8 have been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURES

/s/ Paul Harrington	/s/ Kenneth I. Watchmaker
Paul Harrington	Kenneth I. Watchmaker, Executive Vice
President and Chief Executive Officer	President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

/s/ Frank A. Dassler	/s/ Natalie Knight
Frank A. Dassler, Director	Natalie Knight, Director